Exhibit 3.1(e)
ARTICLES OF AMENDMENT TO
THE RESTATED ARTICLES OF INCORPORATION
OF RYDER SYSTEM, INC.

(Additions are underlined, deletions are struck-out)
Pursuant to the provisions of Sections 607.1001 and 607.1006 of the Florida Business Corporation Act, Ryder System, Inc., a Florida corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation, dated March 7, 1986, as amended on May 6, 1986, December 31, 1986, October 31, 1993, May 30, 1996 and May 6, 2013 (the “Restated Articles of Incorporation”):

FIRST:	The name of the corporation is RYDER SYSTEM, INC.

SECOND:	Sections (d) and (e) of Article IV of the Restated Articles of Incorporation shall be amended as follows:
“ARTICLE IV
Board of Directors
(d) Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of ~~75% of the combined voting power~~ a majority of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.
(e) Amendment, repeal, etc. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article IV.”

THIRD:	Article VI of the Restated Articles of Incorporation shall be amended as follows:
“ARTICLE VI
By-Law Amendments
(a) By Action of the Board of Directors or Stockholders. The Board of Directors shall have power to adopt, alter, amend and repeal the By-Laws of the Corporation (except as so far as the By-Laws of the Corporation adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Restated Articles of Incorporation to the contrary, ~~Section 4 of Article IV and~~ Sections 1 and 2 of Article V of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 75% of the voting power~~ a majority of ~~all~~ the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article VI(a).
(b) Higher Vote for Certain Amendments. Notwithstanding Section (a) of this Article VI and anything contained in these Restated Articles of Incorporation to the contrary, Section 4 of Article IV of the By-Laws shall not be altered, amended, or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least

75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article VI(b).”
FOURTH:    Article VII shall be deleted in its entirety.

FIFTH:
The foregoing amendments were adopted and approved by the shareholders of the Corporation at the Corporation’s annual meeting of shareholders held on May 2, 2014. The number of votes cast for the foregoing amendments by the shareholders was sufficient for approval.

SIXTH:	In accordance with Section 607.0123 of the Florida Business Corporation
Act, the foregoing amendments to the Restated Articles of Incorporation shall become effective immediately upon filing with the Florida Department of State.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation on this 2nd day of May, 2014.

RYDER SYSTEM, INC.
By: /s/ Robert D. Fatovic
Name: Robert D. Fatovic
Title: Corporate Secretary